Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	December 6, 2019
Telephone:	+1-312-897-4192	Email:	matt.schuler@lasalle.com

JLL Income Property Trust
Acquires Phoenix Industrial Distribution Center

Chicago (December 6, 2019) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) today announced the acquisition of Chandler Distribution Center, a 211,000 square foot, Class A industrial asset located in the Southeast submarket of Phoenix, Arizona. The purchase price was $31 million.
The Phoenix metro area has experienced positive net absorption over the past ten years with demand consistently outpacing supply. Newly released Census Bureau data for city population growth highlights Phoenix as one of the fastest growing metros due to affordable housing, a highly educated workforce, and reasonable land prices and lease rates. This is the third year in a row that more people moved to Phoenix than any other city in the country. The area is often credited as the "Silicon Desert" as a result of major Silicon Valley tech companies expansion, further enabling continued strong warehouse demand.
“Our strategy remains to further grow and diversify the portfolio in terms of tenant mix, property type and geographic location,” said Allan Swaringen, President and CEO of JLL Income Property Trust. He continues, “We are pleased to add this high-quality industrial asset to our portfolio, as we increase exposure to core assets located in close proximity to irreplaceable transportation infrastructure. This investment brings our aggregate industrial allocation to almost $750 million and 6.7 million square feet representing 26 percent of the value of the overall JLL Income Property Trust portfolio.”
Chandler Distribution Center is well-located immediately off the 202, which is a major east-west thoroughfare in Phoenix, near Chandler and neighboring Gilbert. The property includes two newly-developed Class A warehouses, well-located and well-designed to accommodate a wide range of the tenant sizes with a current occupancy rate of 97 percent with the ability to capture tenants under 35,000 SF, which make up the bulk of the tenant base in this submarket.
JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.
For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.
About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading real estate investment managers with approximately US$68 billion of private and public equity and private debt investments under management (as of Q3 2019). LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open and closed-end funds, public securities and entity-level investments. LaSalle is a wholly-owned, operationally independent subsidiary of Jones Lang LaSalle Inc. (NYSE: JLL), one of the world’s largest real estate companies. For more information please visit www.lasalle.com.
Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.